EXHIBIT 99


                                       -2-
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FOR IMMEDIATE RELEASE
December 6, 1999

  UNITED NATURAL FOODS, INC. ANNOUNCES MANAGEMENT RESTRUCTURING AND RESULTS FOR
                            FIRST QUARTER FISCAL 2000

Dayville, Connecticut - December 6, 1999. The Board of Directors of United Natural Foods announced today that it has elected Michael S. Funk as Chief Executive Officer and Thomas B. Simone as Chairman of the Board of Directors. Norman A. Cloutier has previously served in those capacities.

United Natural Foods also announced that the Board of Directors has elected Richard Youngman to serve as President of the Company and Kevin Michel to serve as Vice President and Chief Financial Officer of the Company.

Each of these newly elected officers has had multiple years of experience at United Natural Foods. Michael Funk has been Vice Chairman of the Board of United Natural Foods since February 1996 and President since October 1996. Mr. Funk also founded Mountain Peoples Warehouse Inc., now a wholly owned subsidiary of the Company, in 1976 and has served as President of Mountain Peoples Warehouse since that time.

Richard Youngman has served as Vice President of Business Development for the Company since March 1999. Mr. Youngman served as President of United Natural Foods' Eastern Region from October 1997 to March 1999 and has been a member of the Board of Directors since October 1997. Mr. Youngman served as President of Stow Mills, Inc., now a wholly owned subsidiary of the Company, from 1979 until October 1997.

Kevin Michel has served as interim Chief Financial Officer of the Company since August 1999. From March 1998 to April 1999, Mr. Michel served as President of United Natural Foods' Central Region. Mr. Michel served as Chief Financial Officer of Mountain Peoples Warehouse from January 1995 until March 1998.

Thomas B. Simone has served on the Company's Board of Directors since October 1996. Mr. Simone has served as President and Chief Executive Officer of Simone & Associates, a healthcare and natural products investment and consulting company, since April 1994. Mr. Simone was President of McKesson Drug Company from February 1991 until April 1994.

In addition, the Company's Board of Directors was recently strengthened by the addition of Gordon D. Barker and Joseph M. Cianciolo. Mr. Barker was employed for 30 years at PayLess Drug Stores (subsequently known as ThriftyPayLess Drug Stores). While at PayLess, Mr. Barker rose from pharmacist, through several levels of management and ultimately became its Chief Executive Officer and President. Mr. Cianciolo was the Managing Partner of the Providence, Rhode Island office of KPMG LLP from June 1990 until June 1999. Prior to his appointment as Managing Partner, Mr. Cianciolo served as Engagement Partner for manufacturing, distribution, health and beauty companies, restaurant chains and manufacturers of electronic devices.

United Natural Foods also announced that Net Sales in the first quarter of Fiscal 2000 increased 9.3% to $218.5 million from $199.9 million in the same period in Fiscal 1999. Net income (loss) in the period decreased to ($1,018) or ($0.06) per share from $4,779 or $0.26 per share.

The company attributes these results to the continuing problems related to the consolidation of the Eastern region systems and operations. The related problems have resulted in lower sales, lower gross margins and higher operating expenses than in prior quarters in the Eastern Region.

United Natural Foods, Inc. distributes over 26,000 products to more than 6,500 customers in 47 states. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores and independent retail operators.
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                             Financial Tables Follow

For more information on United Natural Foods, Inc., via fax at no charge, please dial 1-800-PRO-INFO and enter the Company's ticker symbol, UNFI.

AT THE COMPANY:            AT THE FINANCIAL RELATIONS BOARD:
----------------------------------------------------------------------
Thomas Simone              Joseph Calabrese         Lynn Sawyer-Landau
Chairman of the Board      General Information      Analyst Information
(860) 779-2800             (212) 661-8030           (212) 661-8030

This press release contains forward-looking statements, and such statements involve a number of risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company's SEC filings, including its periodic reports filed under the Securities Exchange Act of 1934, as amended (copies of which are available upon request from the Company's investor relations department).
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                   UNITED NATURAL FOODS, INC. AND SUBSIDIARIES
                  CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

                                                          QUARTER ENDED
                                                           OCTOBER 31,
                                                           -----------

(In thousands, except per share data)                 1999            1998
                                                    ---------      ---------

Net sales                                           $ 218,455      $ 199,889

Cost of sales                                         178,003        157,275

                                                    ---------      ---------
                 Gross profit                          40,452         42,614
                                                    ---------      ---------

Operating expenses                                     40,610         32,825

Amortization of intangibles                               347            286

                                                    ---------      ---------
                Total operating expenses               40,957         33,111
                                                    ---------      ---------

                Operating income                         (505)         9,503
                                                    ---------      ---------

Other expense (income):
         Interest expense                               1,267          1,516
         Other, net                                       (75)          (176)

                                                    ---------      ---------
                 Total other expense                    1,192          1,340
                                                    ---------      ---------

                 Income before income taxes            (1,697)         8,163

Income taxes                                             (679)         3,384

                                                    ---------      ---------
                Net income                          $  (1,018)     $   4,779
                                                    =========      =========

Per share data (basic):

                Net income                          $   (0.06)     $    0.26
                                                    =========      =========

Weighted average basic shares of common stock          18,260         18,175
                                                    =========      =========

Per share data (diluted):

                Net income                          $   (0.06)     $    0.26
                                                    =========      =========

Weighted average diluted shares of common stock        18,260         18,537
                                                    =========      =========